Exhibit 21.1

SUBSIDIARIES OF AM PM GROUP LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
AM PM Limited	British Virgin Islands	February 21, 2024	100%
AM PM (HK) Limited	Hong Kong SAR	June 19, 2009	100%